SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                              AIM INVESTMENT FUNDS


Effective September 11, 2000, AIM Global Financial Services Fund and AIM Global Infrastructure Fund (the "Funds") no longer invested 100% of its assets in the Global Investment Portfolio (the "Portfolio"). Each Fund redeemed its investments in the Portfolio and invested directly in securities in which it previously indirectly invested by virtue of its interest in the Portfolio.